                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                            FIRST BRANDS CORPORATION
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [ ]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

[Logo]
                                      FIRST BRANDS CORPORATION
                                      NOTICE OF ANNUAL MEETING
                                      OF STOCKHOLDERS TO BE
                                      HELD ON OCTOBER 27, 1995
                                      AND PROXY STATEMENT

[Logo]
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                            FIRST BRANDS CORPORATION
                              DANBURY, CONNECTICUT
                                                              September 27, 1995
To the Stockholders of
FIRST BRANDS CORPORATION:

     The Annual Meeting of Stockholders of First Brands Corporation will be held at the Danbury Hilton Hotel, 18 Old Ridgebury Road, Danbury, Connecticut on
Friday, October 27, 1995, commencing at 10:00 a.m., at which meeting only holders of the common stock of record at the close of business on September 1, 1995, and those holding proxies from such stockholders will be entitled to vote, for the following purposes:

          1. To elect three directors;

          2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the Company's 1996 fiscal year;

          3. To ratify a proposal to adopt a Non-Employee Director Stock Option Plan;

          4. To ratify the adoption of an amendment to the Annual Incentive Plan permitting an election by a participant to receive common stock of the Company having a fair market value equal to 125% of the cash award which would otherwise be received.

          5. To transact such other business, if any, as may be properly brought before the meeting.

     We hope that you will be able to attend our annual meeting in person. If you plan to do so, please return the enclosed ticket request. We will send your ticket to you promptly. Please bring your ticket with you.

                                         FIRST BRANDS CORPORATION

                                                     JOSEPH B. FUREY

                                         By:  ..................................
                                                     Joseph B. Furey
                                              Vice President, Secretary and
                                                       Controller

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. SHOULD YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                            FIRST BRANDS CORPORATION
                            83 WOOSTER HEIGHTS ROAD
                        DANBURY, CONNECTICUT 06813-1911
                            ------------------------
                                PROXY STATEMENT
                            ------------------------
         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 27, 1995

     This proxy statement is furnished to the stockholders of First Brands Corporation ('First Brands' or the 'Company') in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held October 27, 1995, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed on or about September 27, 1995 to stockholders of record on September 1, 1995.

     Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving notice to the Secretary of the Company. All shares represented by duly executed proxies in the accompanying form will be voted unless proxies are revoked prior to the voting thereof.

     The close of business on September 1, 1995, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 20,973,064 shares of common stock. The holders of the common stock will be entitled to one vote on each matter submitted to stockholders for each share of common stock held of record on the record date.

     The Company's Annual Report for the fiscal year ended June 30, 1995 accompanies this Proxy Statement. The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Morrow & Co. Inc. to assist in the solicitation of proxies at an estimated cost of $9,000. In addition, solicitation of proxies may be made by telephone or telegram by directors, officers or regular employees of the Company.

     A majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the Annual Meeting of Stockholders to constitute a quorum. The shares represented by a proxy which is timely returned and marked 'Abstain' as to any matter as well as broker non-votes will be considered present at the Annual Meeting of Stockholders and will be included in the calculation of those shares needed to constitute a quorum. The shares represented by such proxies, although considered present for quorum purposes, will not be considered present and entitled to vote with respect to any proposal which is abstained from or to which the broker non-vote relates.

     Directors of the Company are elected by a plurality of the votes cast at the Annual Meeting of Stockholders if a quorum is present at such meeting. The ratification of the appointment of independent auditors requires the approval of a majority of the votes cast at the Annual Meeting of Stockholders, assuming that a quorum is present. The affirmative vote of the holders of a majority of the shares of common stock of the Company represented and voting at the annual meeting is required for approval of the Non-Employee Directors Stock Option and the amendment to the Annual Incentive Plan.

                            I. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes of membership, with terms expiring on different Annual Meeting dates. Three or four of the members of the Board of Directors are elected each year to serve as directors for a term of three years or such lesser term as consistent with the class. Directors are elected for the terms specified and continue in office until their respective successors have been elected and have qualified.

     The Board of Directors at its meeting held May 23, 1995, selected the following three nominees for election at the Annual Meeting of Stockholders each for three-year terms expiring on the date of the

Annual Meeting of Stockholders in 1998 and until their successors are elected and qualified: Gary E. Gardner, Denis Newman and Ervin R. Shames. Certain information with respect to the nominees for election as director and with respect to directors whose terms extend beyond the date of the Annual Meeting of Stockholders is set forth below.

     Should any one or more of the nominees be unable or unwilling to serve (which is not expected) the proxies (except proxies marked to the contrary) may be voted for such other person or persons as the Board of Directors of the Company may recommend.

                                                                                                        SHARES OF
                                                                                                       FIRST BRANDS
                                                                                                       COMMON STOCK
                  NAME, AGE, PRINCIPAL OCCUPATION OR POSITION,                       SERVED AS         BENEFICIALLY
                OTHER DIRECTORSHIPS AND COMMITTEES OF THE BOARD                    DIRECTOR SINCE     OWNED(1)(2)(3)
- --------------------------------------------------------------------------------   --------------     --------------
TO BE ELECTED FOR TERMS ENDING IN 1998

GARY E. GARDNER, 41 ............................................................        1994                  109
  President
  Soft Sheen Products Inc. (Cosmetics)
  Director, Amethyst Investment Group Inc. and
  William Wrigley Jr. Company
  Committee: Pension

DENIS NEWMAN, 65 ...............................................................        1986               45,342
  Managing Director
  MidMark Management, Inc. (Financial Services)
  Director, GMIS, Inc.
  Committees: *Audit and Executive

ERVIN R. SHAMES, 55 ............................................................        1987                7,082
  Private Investor and Consultant
  Committees: Compensation and Nominating

TO CONTINUE IN OFFICE UNTIL 1997

JAMES R. MAHER, 45 .............................................................        1988                2,135
  President and CEO
  MAFCO Consolidated Group, Inc. (Diversified Manufacturer)
  Chairman
  Laboratory Corp. of America (Health Services)
  Committee: *Compensation

DWIGHT C. MINTON, 60 ...........................................................        1991                3,000
  Chairman and CEO
  Church & Dwight Co., Inc. (Consumer and Specialty Products)
  Director, Crane Co. and Medusa Corporation
  Committees: Audit and Pension

WILLIAM V. STEPHENSON, 54 ......................................................        1992              192,400
  President and CEO
  First Brands Corporation
  Committees: Executive and Nominating

ROBERT G. TOBIN, 57 ............................................................        1991                3,000
  Chairman, President and CEO
  The Stop & Shop Companies, Inc. (Retail Food)
  Committee: *Pension

                                                  (table continued on next page)

(table continued from previous page)

                                                                                                        SHARES OF
                                                                                                       FIRST BRANDS
                                                                                                       COMMON STOCK
                  NAME, AGE, PRINCIPAL OCCUPATION OR POSITION,                       SERVED AS         BENEFICIALLY
                OTHER DIRECTORSHIPS AND COMMITTEES OF THE BOARD                    DIRECTOR SINCE     OWNED(1)(2)(3)
- --------------------------------------------------------------------------------   --------------     --------------
TO CONTINUE IN OFFICE UNTIL 1996

ALFRED E. DUDLEY, 67 ...........................................................        1986              221,000
  Chairman
  First Brands Corporation
  Director, Hampshire Chemical Corporation
  Committees: *Executive and Nominating

ALAN C. EGLER, 67 ..............................................................        1986               83,000
  Former Vice Chairman
  First Brands Corporation
  Committees: Executive and Audit

JAMES R. MCMANUS, 61 ...........................................................        1986                    0
  Chairman, CEO and Founder
  Marketing Corporation of America (Marketing Services)
  Director, Au Bon Pain Co. Inc.
  Committees: Compensation and Nominating

- ------------

*  Chairman

(1) Beneficial ownership of First Brands common stock is stated as of September 1, 1995. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities.
    Accordingly, shares owned separately by spouses are not included. Each nominee and continuing director has both sole voting power and sole investment power with respect to the shares set forth in the table.

(2) No nominee or continuing director is the beneficial owner of more than 1.05% of the outstanding shares of First Brands common stock.

(3) Includes 82,000 and 104,000 shares which respectively Alfred E. Dudley and William V. Stephenson have a right to acquire within 60 days of September 1, 1995 upon the exercise of stock options.

                            ------------------------

     Each of the nominees and directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

     Alfred E. Dudley relinquished on September 1, 1994 the title of Chief Executive Officer to Mr. W. V. Stephenson. He has been Chairman of the Company since 1986.

     Alan C. Egler was Vice Chairman and consultant to the Company from 1986 through 1991.

     James R. Maher has been President and Chief Executive Officer of MAFCO Consolidated Group, Inc. (diversified manufacturer) since July, 1995. Mr. Maher has been Chairman of the Board of Laboratory Corporation of America (health services) since April, 1995. He was President and Chief Executive Officer of Laboratory Corporation of America from December, 1992 to April, 1995. Mr. Maher was Vice-Chairman of the First Boston Corporation (financial services) from September, 1990 through June 30, 1992. He was a Managing Director of the First Boston Corporation from January, 1983 to September, 1990.

     Ervin R. Shames is a private investor and consultant. He was President and Chief Executive Officer of Borden, Inc. (consumer and specialty products) from December, 1993 to January, 1995. He was President and Chief Operating Officer of Borden, Inc. from July, 1993 to December, 1993. Mr. Shames was Chairman and Chief Executive Officer of The Stride Rite Corporation (footwear manufacturer) from June, 1992 to July, 1993 and President and Chief Executive Officer of The Stride Rite Corporation from June, 1990 to June, 1992.

     William V. Stephenson has been President and Chief Executive Officer of the Company since September 1, 1994. He was President and Chief Operating Officer from August 11, 1992 to August 31, 1994. From October, 1991 to August, 1992 he was Executive Vice President of the Company and President of the Home Products Division. From January, 1990 through September, 1991 Mr. Stephenson was Senior Vice President/General Manager, Home Products Division.

     Robert G. Tobin has been Chairman of The Stop & Shop Supermarket Companies, Inc. and The Stop & Shop Supermarket Company (retail food) since January, 1995. He was President and Chief Executive Officer of The Stop & Stop Supermarket Company since May, 1994. He was President and Chief Operating Officer of The Stop & Shop Companies, Inc. and The Stop & Shop Supermarket Company a wholly-owned subsidiary, since March 1993 and November 1989, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The  following  table  sets   forth  certain  information  concerning   the
beneficial ownership of common stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding common stock.

                                                                  AMOUNT AND NATURE OF
             NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP    PERCENT OF CLASS
- ---------------------------------------------------------------   --------------------    ----------------

Harris Associates
  2 North LaSalle Street
  Chicago, IL 60602............................................         2,887,108(a)            13.75
Fidelity Management & Research Company
  82 Devonshire
  Boston, MA 02109.............................................         2,598,700(b)            12.39
Ariel Capital Management, Inc.
  307 North Michigan Ave.
  Chicago, IL 60601............................................         1,668,954(c)             7.95

- ------------

 (a) Information concerning beneficial ownership by Harris Associates is based on a report on Form 13F filed with the Securities and Exchange Commission (the 'SEC') as of June 30, 1995. To the Company's knowledge, Harris & Associates has not filed a Schedule 13D or Schedule 13G with respect to any changes in their ownership of the Company's common stock.

 (b) Information concerning beneficial ownership by Fidelity Management & Research Company is based on a report on Form 13G filed with the SEC as of September 7, 1995. To the Company's knowledge, Fidelity Management & Research Corporation has not filed a Schedule 13D with respect to their ownership of the Company's common stock.

 (c) Information concerning beneficial ownership by Ariel Capital Management, Inc. is based on a report on Form 13F filed with the SEC as of June 30, 1995. To the Company's knowledge, Ariel Capital Management, Inc. has not filed a Schedule 13D or Schedule 13G with respect to any change in ownership of the Company's common stock.

                            ------------------------
     The   following  table  sets  forth   certain  information  concerning  the
beneficial ownership of common stock as of September 1, 1995 by the Chief Executive Officer, the other four most highly compensated executive officers of the Company, and all Directors and Executive Officers as a group:

                                                             AMOUNT AND NATURE OF
                NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(D)    PERCENT OF CLASS
- ---------------------------------------------------------   -----------------------    ----------------

William V. Stephenson....................................           192,400                    .92
Thomas H. Rowland........................................            91,500                    .44
Donald A. DeSantis.......................................            99,983                    .48
J. Bruce Ipe.............................................            77,600                    .37
Thomas J. Nathanson......................................            36,539                    .17
All Directors and Executive Officers as a group..........           997,405                   4.76

                                                        (footnotes on next page)

(footnotes from previous page)

(d) Includes 104,000, 91,000,  66,000, 34,000, 36,125  and 491,075 shares  which respectively  William V. Stephenson, Thomas  H. Rowland, Donald A. DeSantis,
    J. Bruce Ipe, and Thomas J. Nathanson and all Directors and Executive Officers as a group, have a right to acquire within 60 days of September 1, 1995 upon the exercise of stock options. The shares issuable upon exercise of options included herein were deemed to be outstanding for purposes of calculating the percentages of shares.

                       BOARD OF DIRECTORS AND COMMITTEES

     There were six regular meetings of the Board of Directors during fiscal 1995. All of the incumbent directors, except Mr. Dwight Minton, attended at least 75% of the total number of meetings of the Board and committees on which they served. Directors who are employees of the Company do not receive any compensation for service as directors. Mr. Dudley, who retired from the Company on September 1, 1994, receives an annual retainer of $300,000 for services as Chairman of the Board of Directors. Each of the other directors is currently paid an annual retainer of $20,000 and fees of $1,000 for attendance at each Board or committee meeting not held in conjunction with a Board meeting. Board members are paid $500 for attendance at each telephonic meeting or committee meeting held in conjunction with a Board meeting. Pursuant to a resolution adopted on September 6, 1991, these Directors are reimbursed for reasonable expenses involved in attending Board and Committee Meetings of the Company.

     Should the stockholders approve the 1996 Non-Employee Director Stock Option Plan, certain additional benefits will accrue to the members of the Board of Directors. Under the Plan each participant is granted options to purchase 2,000 shares of the Company's Common Stock in the first year and 1,000 shares in each subsequent year thereafter for four years. The exercise price of these options is the average of the high and low closing market price of the date of the grant.

     The members of the Board of Directors are elected to various committees. The standing committees of the Board are: Audit Committee, Compensation Committee, Executive Committee, Nominating Committee and Pension Committee.

     The functions of the Audit Committee are to recommend the firm of independent auditors to perform the annual audit; review and approve the scope of the independent and internal auditors' work; review the effectiveness of the Company's internal controls; review and approve the fees of the independent auditors and related matters. The Audit Committee met once in fiscal 1995. The members of the Audit Committee are Denis Newman, Chairman; Alan C. Egler and Dwight C. Minton.

     The functions of the Compensation Committee are to review and approve the salaries of senior officers and managers of the Company; approve the amount authorized for the Annual Incentive Plan; approve awards under and administer the Company's Long-Term Incentive Plans; and review additional compensation arrangements. The Compensation Committee met twice in fiscal 1995. The members of the Compensation Committee are James R. Maher, Chairman; James R. McManus and Ervin R. Shames.

     The function of the Executive Committee is to act for the Board between regular meetings to the extent permitted by the Delaware General Corporation Law on matters that need timely attention. The Executive Committee met once in fiscal 1995. The members of the Executive Committee are Alfred E. Dudley, Chairman; Alan C. Egler, Denis Newman and William V. Stephenson.

     The functions of the Nominating Committee are to establish criteria for Board membership, search for and screen candidates to fill vacancies on the Board, recommend an appropriate slate of candidates for election each year, assess the overall performance of the Board, and consider issues regarding the composition, tenure and size of the Board. The Nominating Committee will consider nominations by stockholders. Recommendations should be sent to the Secretary at 83 Wooster Heights Road, Danbury, Connecticut 06813 no later than May 6, 1996 with respect to the 1996 Annual Meeting of Stockholders and should include the candidate's name and qualifications and statement from the candidate that he or she consents to being named in the Proxy Statement and if nominated will serve if elected. The Committee, which was established at the May 23, 1995 Board of Directors Meeting, did not meet in fiscal 1995. The members of the Nominating Committee are Alfred E. Dudley, James
R. McManus, Ervin R. Shames and William V. Stephenson.

     The functions of the Pension Committee are to supervise the administration of the Company's pension and savings plans; review the levels of funding and allocation of funds invested in the plans; and review the performance of the investments and investment managers against goals. The Pension Committee met three times in fiscal 1995. The members of the Pension Committee are Robert G. Tobin, Chairman; Gary E. Gardner and Dwight C. Minton.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board consists of three non-employee directors who make decisions pertaining to executive compensation and benefits. The Committee utilizes the services of an outside compensation consultant to assist in making objective decisions based on data from consumer products companies of similar size, some of which are in the peer group of companies included in the stock performance graph. Additional similar data is provided by the consultant as well as management.

COMPENSATION PHILOSOPHY

     The Company's executive compensation program has three objectives:

          1. To provide compensation that rewards executives for meeting and exceeding internal performance goals and standards.

          2. To maintain a compensation program that attracts and retains high quality executives.

          3.  To  create  a  link   between  the  interests  of  the   Company's
     stockholders,   the   Company's   financial  performance   and   the  total
     compensation opportunities for its executive officers.

     The executive compensation program consists of base salary, an annual cash incentive plan, long-term stock option incentive plans, a non-qualified deferred compensation plan and qualified and non-qualified retirement plans.

     The Company maintains a benefit program that is competitive with other consumer products companies of similar size. The program includes qualified retirement, savings, life insurance, and disability programs as well as medical, dental and business travel insurance programs.

     Base salaries are targeted slightly below the 50th percentile of competitive salaries for executives of consumer products companies of similar size. Salary ranges are established using published surveys and other external data. Variation in compensation between individuals is based on position value, experience level and performance against pre-established objectives. Individual increases are typically given at thirteen to sixteen month intervals, and the amount is based on the individual's performance and place in the salary range. Prior to approving individual increases, the Compensation Committee reviews each senior executive's performance against previously established performance goals.

     The Annual Incentive Plan provides for an annual cash award based on attainment of operating income goals and the awards are targeted at slightly above the 50th percentile for executives of consumer products companies of similar size. The plan triggers if a pre-approved threshold is achieved. Individual awards are determined by total corporate, business unit, and individual performance levels. The performance level of the business unit is measured on an unweighted basis by sales growth, market share, and operating income. Individual performance goals are established for each senior executive at the commencement of each year. The Compensation Committee approves the total dollar pool available and the amount awarded to each senior executive participant. In respect of the named executives in the Summary Compensation Table, the Compensation Committee will also assess the Company's relative financial performance against peer group consumer products companies considering such measures as earnings per share growth, sales growth, improvement in return on equity and acquisition success.

     The Long Term Incentive Plans were established in 1989 and 1994. All option shares available under the 1989 Long Term Incentive Plan have been granted. The 1989 plan provides for non-qualified stock options, limited stock appreciation rights ('LSAR's') and restricted stock. LSAR's are exercisable only in change of control situations. The 1994 Performance Stock Option and Incentive Plan provides for stock options, LSAR's and restricted stock. Options may have an exercise price of either 100 percent of the fair market value of the underlying shares of common stock ('Market Priced Options') or more than 100% of such fair market value ('Premium Priced Options'). Of the Market Priced Options, a portion may vest as of specific dates and a portion may be subject to performance vesting. At the time of the grant a 'trigger stock price' or other performance criteria upon which the vesting of performance options will be based may be established. These options will be exercisable at the earlier of the date that the market price exceeds the trigger stock price or the ninth anniversary of the grant. During fiscal year 1995, 441,000 options were granted and no restricted stock has been granted under the 1994 Plan. The Compensation Committee approves grants of a sufficient number and type of stock options to retain executives based on its review of surveys of long-term incentive and long-term capital accumulation plans available to similar positions at other consumer product companies of similar size.

     In addition to the qualified retirement plans, officers of the Company also participate in a non-qualified retirement plan that alleviates the impact of tax or legal restrictions imposed upon qualified plan limits when total compensation is used in calculation of pension benefits.

     The Company has established a non-qualified deferred compensation plan for senior executives. This plan permits deferral of a portion of base salary and/or annual incentive awards to a later date, normally until after retirement. Interest on deferred compensation is based on 7-year U.S. Treasury Bond yields plus a margin which is intended to approximate the margin First Brands would incur if it were issuing a senior unsecured bond with a 7-year maturity. If the participant defers salary or bonus for seven (7) or more years or until death, disability or retirement, the interest on the deferred amount for the entire period will be the Treasury Bond yield, plus the margin, plus 3%.

     The Compensation Committee endorses the position that stock ownership by management provides linkage in aligning management's and shareholder's interest in enhancing shareholder value although the Committee does not set target ownership levels for executive equity holdings.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, limits the tax deduction that corporations may take with respect to the compensation of certain executive officers, unless the compensation is 'performance based' as defined in the Code. The Committee believes that all compensation received by the executive officers is performance based and in any event the deductibility limits in the Code have not been reached. There is no loss of deduction for fiscal year 1995.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

     The Company has two types of executive compensation incentive plans, The Annual Incentive Plan and the Long Term Incentive Plans (both previously described), which reward executives based on the performance of the Company.

     The Annual Incentive Plan provides compensation based on the attainment of operating income objectives which are contained in the annual business plan. For the named executives in the Summary Compensation Table, Company financial performance relative to a peer group of companies is also considered in order to validate incentive compensation in respect to these companies. The annual business plan is developed by Company management and approved by the Board of Directors at the beginning of each fiscal year. The financial measures used to validate incentive awards are approved by the Compensation Committee at the beginning of each fiscal year.

     The Long Term Incentive Plans use stock price appreciation as the incentive to reward executives over the long term. Compensation gained as a result of this program has a direct relationship to the gain achieved by investors in the Company's stock.

1995 FISCAL YEAR COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Stephenson assumed the position of Chief Executive Officer in addition to his position of President on September 1, 1994. His salary was increased to $325,000 per year. He received an annual incentive award of $300,000 for the fiscal year. The salary increase was based on his overall performance level as determined by the Compensation Committee. In determining Mr. Stephenson's overall performance level, the Compensation Committee considered the following measures of performance by the Company on an unweighted basis: return on equity, sales growth, growth through acquisitions, market share, operating income, return on capital, earnings per share and overall management effectiveness. Since the Company's financial results for the past fiscal year were significantly improved over the proforma fiscal year 1994 figures (which exclude the Prestone automotive products business sold in August, 1994), and because of his additional responsibilities as Chief Executive Officer, Mr. Stephenson's annual incentive award was 50% higher than the preceding year.

                             COMPENSATION COMMITTEE

                               James R. Maher, Chairman
                               James R. McManus
                               Ervin R. Shames

                           SUMMARY COMPENSATION TABLE

     Furnished below is a summary of the compensation paid and/or awarded to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company for fiscal years 1993-1995.

                                                          ANNUAL COMPENSATION           LONG-TERM
                NAME AND                           ---------------------------------    COMP.(1)         ALL OTHER
           PRINCIPAL POSITION              YEAR    SALARY($)    BONUS($)    OTHER(2)    OPTIONS(#)   COMPENSATION(3)($)
- ----------------------------------------   ----    ---------    --------    --------    ---------    ------------------
William V. Stephenson ..................   1995      312,500     300,000      --          50,000            5,175
  President and CEO                        1994      223,000     200,000                   --               5,018
                                           1993      175,500     125,000                  20,000            3,949

Thomas H. Rowland ......................   1995      184,535     120,000      --          30,000            4,251
  Executive Vice President,                1994      164,000      80,000                   --               3,691
  Home Products                            1993      138,283      50,000                  35,000            3,112

Donald A. DeSantis .....................   1995      188,160     120,000      --          20,000            4,262
  Sr. Vice President, CFO                  1994      175,400     100,000                   --               3,947
  and Treasurer                            1993      167,380      38,000                  12,000            3,767

J. Bruce Ipe ...........................   1995      178,125      72,000      --           8,000            4,135
  Vice President and                       1994      171,300      60,000                   --               3,855
  General Counsel                          1993      165,300      32,000                   8,000            3,720

Thomas J. Nathanson ....................   1995      147,775      65,000      --          18,000            3,887
  Vice President,                          1994      133,333      50,000                   --               3,000
  Operations and                           1993       99,650      24,000                  12,000            2,243
  Technology

- ------------

(1) There were 441,000 options granted under the 1994 Performance Stock Option and Incentive Plan during 1995 fiscal year for executive officers and other employees. All options under the 1989 Long Term Incentive Plan have previously been granted.

(2) Amounts under Other Annual Compensation are not shown since the value of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.

(3) All compensation listed under 'all other compensation' is from employer match from the savings plan. The total amount of employer match for all executive officers for fiscal year 1995 is $32,516. Amounts listed for previous fiscal years were not listed separately in previous proxy statements.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the individual grant of non-qualified stock options, pursuant to the 1994 Performance Stock Option and Incentive Plan, to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for fiscal year 1995.

                                                                                                  POTENTIAL REALIZED
                                                                                                   VALUE AT ASSUMED
                                           NUMBER OF                                            ANNUAL RATES OF STOCK
                                           SECURITIES                                             PRICE APPRECIATION
                                           UNDERLYING    % OF TOTAL                               FOR 10 YEAR OPTION
                                            OPTIONS       OPTIONS       EXERCISE                         TERM
                                            GRANTED       GRANTED       PRICE PER     EXPIR.    ----------------------
                  NAME                       (#)(3)      IN FY 1995    SHARE($)(1)     DATE     5%($)(2)     10%($)(2)
- ----------------------------------------   ----------    ----------    -----------    ------    ---------    ---------
W.V. Stephenson.........................     50,000         11.3%         32.750      8/8/04    1,030,000    2,610,000
T.H. Rowland............................     30,000          6.8%         32.750      8/8/04      618,000    1,566,000
D.A. DeSantis...........................     20,000          4.5%         32.750      8/8/04      412,000    1,044,000
J.B. Ipe................................      8,000          1.8%         32.750      8/8/04      164,800      417,600
T.J. Nathanson..........................     18,000          4.1%         32.750      8/8/04      370,800      939,600

- ------------

(1) The exercise price was determined by averaging the high and low market price on August 9, 1994, the day the options were granted.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's common stock over the full term of the options.

    The rates of appreciation are assumed rates established by the Securities and Exchange Commission and are not intended as a forecast of future appreciation. 5% annual appreciation results in a stock price appreciation of $20.60 per share and 10% results in a stock price appreciation of $52.20 per share. The actual gain, if any, realized by the recipient will depend upon the actual performance of the Company's common stock. There can be no assurance that the amounts reflected in this table will be achieved.

(3) The exercise price of stock options is not less than the fair market value of the Company's common stock on the date of grant; such stock options vest over a period determined by the Compensation Committee. The stock options granted in the fiscal year 1995 to the executive officers named above are performance-based (using a trigger stock price in excess of $42.00 per share) for all except Mr. J. B. Ipe, whose option grant is split evenly between time based and performance based portions. LSAR's were granted in tandem with the stock option grants to the named executive officers in amounts equal to the number of stock options granted. LSAR's are exercisable only upon a change of control of the Company. Upon exercise, the recipient would receive, in cancellation of the underlying stock option, cash equal to the excess of the fair market value of each share of common stock subject to the LSAR over the exercise price of the underlying stock option. The Compensation Committee has discretion to adjust the terms of outstanding awards, including the exercise price of stock options, in the event of an extraordinary or unusual corporate event.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table lists the shares acquired on exercise of options by the Chief Executive Officer and the other four most highly compensated executive officers during the fiscal year 1995 and certain information as to options unexercised at the end of fiscal year 1995.

                                                                  NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                     SHARES                    OPTIONS AT FISCAL YEAR END          FISCAL YEAR END(1)
                                   ACQUIRED ON     VALUE      ----------------------------    ----------------------------
              NAME                  EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- --------------------------------   -----------    --------    -----------    -------------    -----------    -------------
W.V. Stephenson.................      --             --          54,000          50,000        $ 935,750       $ 506,250
T.H. Rowland....................      --             --          61,000          30,000        $ 996,063       $ 303,750
D.A. DeSantis...................      --             --          46,000          20,000        $ 840,875       $ 202,500
J.B. Ipe........................      --             --          30,000           8,000        $ 547,250       $  81,000
T.J. Nathanson..................      --             --          18,125          18,000        $ 275,922       $ 182,250

- ------------

(1) Values have been calculated based on the closing price of the Company's common stock reported on the New York Stock Exchange Composite Tape on June 30, 1995, which was $42.875 per share.

RETIREMENT PLAN

     First Brands currently maintains a non-contributory defined benefit retirement plan (the 'Retirement Plan') covering 78% of all U.S. employees including those of subsidiaries. The officers listed in the foregoing Summary Compensation Table are covered by the Retirement Plan. Outside the United States, certain of First Brands' subsidiaries have retirement programs that are generally administered by trustees or insurance companies.

     Under the Retirement Plan, the monthly amount of an employee's retirement benefit upon retirement at age 65 is the greater of (a) 1.2% of average monthly compensation received during the three year period preceding retirement, or 1.2% of average monthly compensation received during the three best calendar years in the final ten calendar years preceding retirement, if the latter average would result in a higher pension benefit, multiplied by the number of years of credited service plus $12 or (b) 1.5% of the average monthly compensation computed as in (a) above, multiplied by the number of years of credited service, less a percentage, based on service and not exceeding 50%, of the projected primary Social Security benefit or such maximum percentage as is allowed under the Internal Revenue Code. In January 1995, the Company announced a change in this formula beginning January 2000, to a defined benefit based on years of credited service and career average compensation.

     An employee who is (i) age 62 or over with ten or more years of credited service or (ii) whose age and years of credited service add up to 85, may voluntarily retire earlier than age 65 with a retirement benefit, unreduced because of early retirement. Employees may retire as early as age 50 with 10 years of credited service but will receive an actuarially reduced pension benefit.

     The amounts contributed by First Brands to the Retirement Plan are calculated on a group basis that is actuarially determined. No specific amount is set aside by First Brands for any individual officer or employee under the Retirement Plan. The amounts shown in the following table are the estimated annual retirement benefits payable at age 65 for the respective average annual remuneration levels and years of service credit indicated. Actual benefits will not exceed limits permitted under the Internal Revenue Code and applicable regulations. Amounts shown are computed based upon straight life annuity amounts and are reduced by 1.5% of the employee's primary Social Security benefit for each year of the employee's credited service up to a maximum deduction of 50% of such Social Security benefit. Annual retirement benefits are based on average earnings.

     For federal income tax purposes the amount of benefits that can be paid from the qualified plan is restricted. First Brands maintains a nonqualified plan ('Executive Retirement Plan') the effect of which is to award retirement benefits to all employees on a uniform basis. The Executive Retirement Plan is unfunded.

     The Company also maintains a savings plan as part of its long term retirement/savings program to which it contributes to the account of each eligible employee who chooses to participate. Prior to January 1995, the Company contributed 10, 20 or 30% of the first 7.5% of the amount contributed by the employee in the form of basic deductions, depending upon length of service. Any regular employee with one or more years of service was eligible to participate. Effective January 1995, the Company contributes 50% of the first 6% of the amount of employee basic 401(k) contributions. Any regular employee of First Brands or its subsidiaries is eligible to participate. Beginning in fiscal year 1996, the Company will provide a Profit Sharing contribution based on the Company's operating performance. Profit Sharing will be contributed in shares of First Brands common stock, allocated to separate employee 401(k) accounts based on Company service credit.

     As of June 30, 1995, the credited years of service (credited service is combined from First Brands and Union Carbide Corporation) for the individuals named in the Summary Compensation Table were as follows: William V. Stephenson, 31 years; Thomas H. Rowland, 21 years; Donald A. DeSantis, 9 years; J. Bruce Ipe, 25 years; and Thomas J. Nathanson, 21 years.

        AVERAGE ANNUAL REMUNERATION                     ESTIMATED ANNUAL RETIREMENT BENEFITS
 USED FOR CALCULATING RETIREMENT BENEFITS               AT AGE 65 FOR YEARS OF SERVICE CREDIT
- -------------------------------------------   --------------------------------------------------------
                                                 25          30          35          40          45
                                              --------    --------    --------    --------    --------
$150,000...................................   $ 56,250    $ 67,500    $ 78,750    $ 90,000    $101,250
$200,000...................................     75,000      90,000     105,000     120,000     135,000
$250,000...................................     93,750     112,500     131,250     150,000     168,750
$300,000...................................    112,500     135,000     157,500     180,000     202,500
$350,000...................................    131,250     157,500     183,750     210,000     236,250
$400,000...................................    150,000     180,000     210,000     240,000     270,000
$450,000...................................    168,750     202,500     236,250     270,000     303,750
$500,000...................................    187,500     225,000     262,500     300,000     337,500
$550,000...................................    206,250     247,500     288,750     330,000     371,250
$600,000...................................    225,000     270,000     315,000     360,000     405,000
$700,000...................................    262,500     315,000     367,500     420,000     472,500
$800,000...................................    300,000     360,000     420,000     480,000     540,000

SEVERANCE AGREEMENTS

     The Company has also adopted an employment severance agreement with certain management employees, including executive officers, generally providing severance benefits if the employee is terminated for reasons other than 'cause' within two years after a 'change in control.' The severance benefits include cash payments equal to two year's salary and bonus, except for William V. Stephenson, who would receive payments equal to three years salary and bonus, and certain other employee and retirement benefits. Provision for a tax gross-up payment is also included to cover excise taxes, if any, on payments paid under these agreements.

                            STOCK PERFORMANCE GRAPH

     The following table compares total shareholder returns for the Company to the Standard & Poors 500 Stock Index ('S&P 500') and the Standard & Poors Midcap 400 Consumer Products Index ('S&P 400 CP')(1) for the five year period beginning June 30, 1990 through the fiscal year end of June 30, 1995 (the 'Performance Period'). Assuming $100 was invested on June 30, 1990 in the Company's common stock and in each of the foregoing indices and reinvestment of dividends, if any, on a quarterly basis, the total return for the Company's common stock increased by 53% during the Performance Period as compared with total return during the same period for the S&P 500 and S&P 400 CP of 77% and 12%, respectively. The corresponding compound annual growth rate for the Company's stock was 8.9% for the five-year period.

     Assuming $100 was invested in the Company's common stock on December 29, 1989, the end of the first month following the Company's initial public offering ('IPO'), through June 30, 1995 the return on the stock increased by 135%
compared with 82% and 26% for the S&P 500 and 400CP indexes, respectively. The corresponding compound annual growth rate for the Company's stock was 16.7% for the 5 1/2-year period.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make or endorse any predictions as to the future stock performance.


                            FIRST BRANDS CORPORATION
                          Total Return Performance(2)
                          TOTAL SHAREHOLDER RETURNS
                             [PERFORMANCE GRAPH]



                                 COMPARISON SINCE JUNE 1990

                                                                                  CAGR(3)
                6/90       6/91       6/92       6/93       6/94       6/95         6/90
FBC              100         98         95        103        130        153         8.9%
S&P 500          100        107        122        138        140        177        12.1%
S&P 400 CP       100        116        132        124        103        112         2.3%

                           COMPARISON SINCE
                               1989 IPO
                   12/89     6/95        CAGR(3)
FBC                 100       235         16.7%
S&P 500             100       182         11.5%
S&P 400 CP          100       126          4.3%


(1) The S&P Midcap 400 Consumer Products Index is comprised of the following companies: Church & Dwight, A.T. Cross, First Brands, Gibson Greetings, Lancaster Colony, National Presto, Stanhome, Tambrands, Perrigo and Carter Wallace. First Brands has not been eliminated from this peer group for purposes of this presentation.

(2) Data from the 'S&P 400 CP' index shows differences compared to last year's due to the elimination of Neutrogena and the addition of Perrigo and Carter Wallace.

(3) Compound Annual Growth Rate.

                 II. RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as the independent auditors to examine the financial statements of the Company and its consolidated subsidiaries for the fiscal year 1996. KPMG Peat Marwick LLP has served First Brands in the capacity of independent auditors since its incorporation in 1986.

     Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of Stockholders to answer any appropriate questions. They will have the opportunity to make a statement if they so desire.

     The Board of Directors recommends a vote FOR the appointment of KPMG Peat Marwick LLP.

     III. RATIFY THE ADOPTION OF A NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Board of Directors of First Brands Corporation (the 'Board') has approved the adoption of the First Brands Corporation Non-Employee Director Stock Option Plan (the 'Director Option Plan') in addition to the usual retainer and fees for attendance at each Board or committee meeting. The Board believes the Director Option Plan can help attract and keep talented directors, and encourage them to take a long-term strategic view, as well as align director interests with those of other stockholders.

     The Director Option Plan is a non-discretionary plan administered by the Board and, subject to stockholder ratification, will become effective on October 30, 1995 and end five (5) years later on October 30, 2000. Under the Director Option Plan, non-qualified stock options to purchase the Company's common stock,
0.01 per value per share (the 'Stock') will be granted on the first Friday following the annual meeting of stockholders every year. Each elected, re-elected or continuing non-employee director will be granted an option to purchase 2,000 shares in the first year and an option to purchase 1,000 shares each year for four (4) years thereafter; newly elected non-employee directors will receive 2,000 option shares on the first Friday following the first annual stockholder meeting at which they are first elected. The options, which will vest two years after the date of the grant, will have a ten (10) year term and an exercise price per share equal to the average of the high and the low prices at which the stock is traded on the date of the grant. The closing price per share of the Stock on the New York Stock Exchange on September 1, 1995 was $43.875. Based upon the current number of nine non-employee directors, options granted during the first year of the plan would be 18,000 and in each succeeding year 9,000. A total of 60,000 shares of stock will be reserved for delivery under the Director Option Plan.

     If a participating director terminates service on the Board by reason other than retirement, death or disability, only those options that have then vested are exercisable within sixty (60) days of cessation of service but not later than the end of the option term. If a participating director ceases service on the Board by reason of retirement as a result of a mandatory retirement policy of the Board, death or disability, all options granted are immediately exercisable and remain exercisable for a period ending the earlier of two (2) years from the date of retirement, death or disability or the expiration of the option term.

     The Director Option Plan shall be administered by the Board who may terminate or amend the Director Option Plan as they deem advisable. However, an amendment revising the price, date of exercisability, option period of, or amount of shares under the Plan shall not be made more frequently than every six
(6) months unless necessary to comply with Federal law. No amendment may revoke or alter in a manner unfavorable to the grantees any option then outstanding, nor may the Board amend this Director Option Plan without stockholder approval where the absence of such approval would cause the Director Option Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any other applicable law or regulation.

     The following is a brief summary of the principal Federal income tax consequences of awards under the Director Option Plan based upon current Federal income tax laws. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A participating director is not subject to Federal income tax at the time of grant of a stock option. Upon exercise of the stock option, the director must pay tax on ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company will receive a corresponding tax deduction at the time of exercise.

     This summary of the Director Option Plan is qualified in its entirety by reference to the entire text of the Director Option Plan which is attached hereto as Exhibit A.

     The affirmative vote of the holders of a majority of the shares of Stock of the Company represented and voting at the annual meeting is required for approval of the amendment to the Director Option Plan.

     The Board of Directors recommends a vote FOR the adoption of the Director Option Plan.

 IV. RATIFY THE USE OF COMPANY STOCK AS AN ALTERNATIVE IN THE ANNUAL INCENTIVE
                           PLAN FOR SENIOR MANAGEMENT

     The First Brands Corporation Annual Incentive Plan (the 'Annual Incentive Plan') was adopted by the Board of Directors (the 'Board') in 1986 to promote the success of the Company by providing performance based compensation for certain key employees ('Participants'). An amendment to the Annual Incentive Plan has been approved by the Board which would permit certain senior manager Participants in the Annual Incentive Plan to elect to receive all or part of their incentive award in common stock of the Company. This amendment as approved by the Board is proposed for ratification by the stockholders. The Board believes this addition to the Annual Incentive Plan encourages stock ownership by its senior managers which further aligns the interests of senior management with those other stockholders.

     Participants in the Annual Incentive Plan are recommended annually by the Chief Executive Officer and approved by the Compensation Committee of the Board (the 'Committee').

     Currently, Participants include the Chief Executive Officer and the four most highly compensated executives, other than the Chief Executive Officer, whose cash awards under the Annual Incentive Plan are included in the Summary Compensation Table in this annual Proxy Statement. Participants in the Annual Incentive Plan also include other key employees.

     The Annual Incentive Plan is administered by the Committee which has not less than three non-employee directors who are not eligible to participate in the Annual Incentive Plan and are designated by the Board. Based upon the recommendation of the Chief Executive Officer, the Committee determines which eligible employees will receive awards, sets performance goals, and determines the degree of attainment of such performance goals, the amount to be awarded to a Participant, and the timing and form of each such award.

     In the past, awards under the Annual Incentive Plan have been in cash or deferred cash only. The Annual Incentive Plan is being amended, and stockholder approval is being sought, to provide that certain of the Participants selected by the Committee be entitled to elect to receive shares of $0.01 par value common stock of the Company (the 'Stock') in lieu of all or a portion of a cash award. Those Participants entitled to elect to receive all or a portion of their award in stock, are entitled to receive Stock with a fair market value equal to 125% of the cash amount of the award elected to be paid in Stock. The fair market value of the Stock will be determined based on the average of the high and the low price of the Stock on the date the award is paid. Participants must elect to receive Stock at least six months prior to the date of payment of the award. This Stock will be restricted in its transferability for a period of two years after the date of issuance. In addition, the Committee has discretion to impose other restrictions on shares of Stock issued under the Annual Incentive Plan.

     Awards under the Annual Incentive Plan as determined by the Committee to be earned, will be made as soon as practicable after the close of the relevant fiscal year. Prior to the occurrence of a change in control of the Company, but not thereafter, the Committee has the sole discretion to cancel all or any portion of any award with or without cause. Stock will not be issued under the Annual Incentive Plan unless and until the stockholders approve this amendment to the Annual Incentive Plan. The number of shares of Stock available for awards under the Annual Incentive Plan shall be 100,000 shares, subject to adjustment in the event of any increase or decrease in the number of shares of Stock by reason of payment of a stock dividend, a stock split, merger, consolidation, rights offering or other change in the corporate structure or shares.

     The Annual Incentive Plan may be amended by the Board and, in certain circumstances by the Committee, except that any such amendment must be approved by stockholders if such approval is necessary in order to maintain compliance with the applicable rules of Section 162(m), or if the absence of stockholder approval would cause the Annual Incentive Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any other applicable law or regulation.

     For Federal income tax purposes, awards paid under the Annual Incentive Plan will be taxable ordinary income to the Participant upon receipt. To the extent an award is paid in shares of Stock, the amount ordinary income will be equal to the fair market value of such shares on the date of issuance. The Company will be entitled to a Federal income tax deduction at the same time and to the same extent as the Participant recognizes ordinary income, except to the extent that such deductibility is limited by the $1 million deduction limit under Section 162(m) of the Internal Revenue Code.

     This summary of the Annual Incentive Plan is qualified in its entirety by reference to the entire text of the Annual Incentive Plan which is attached as Exhibit B.

     The affirmative vote of the holders of a majority of the shares of Stock of the Company represented and voting at the annual meeting is required for approval of the amendment to the Annual Incentive Plan.

     The Board of Directors recommends a vote FOR the amendment to the Annual Incentive Plan.

                                V. OTHER MATTERS

     The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matter in accordance with the judgment of the persons voting such proxies and will be determined by the vote of a majority of the shares voting thereon at the meeting.

                           VI. STOCKHOLDER PROPOSALS

     Stockholders wishing to submit proposals for inclusion in the Board of Directors' proxy material for the Annual Meeting of Stockholders tentatively scheduled for November 1, 1996 should submit them in writing to the Secretary of the Company, First Brands Corporation, 83 Wooster Heights Road, P.O. Box 1911, Danbury, CT 06813-1911 no later than May 6, 1996.

                                                                       EXHIBIT A

                            FIRST BRANDS CORPORATION
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     The First Brands Corporation Non-Employee Directors Stock Option Plan (the 'Directors' Option Plan') is established to attract, retain and compensate for service highly qualified individuals who are not current employees of First Brands Corporation (the 'Company') as members of the Board of Directors of the Company and to enable them to increase their ownership in the Company's common stock, $0.01 par value per share (the 'Stock'). The Directors' Option Plan will be beneficial to the Company and its stockholders since it will allow these directors to have a greater personal financial stake in the Company through the ownership of Company's Stock, in addition to underscoring their common interest with stockholders in increasing the value of the Stock longer term.

1. ELIGIBILITY

     All members of the Company's Board of Directors who are not current employees of the Company or any of its subsidiaries ('Non-Employee Directors') are eligible to participate in this Directors' Option Plan.

2. OPTIONS

     Only nonqualified stock options ('NQSOs') may be granted under this Directors' Option Plan.

3. SHARES AVAILABLE

     a) There is hereby reserved for issuance under this Directors' Option Plan 60,000 shares of Stock, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

     b) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, appropriate adjustments shall be made in the number and kind of shares authorized by this Directors' Option Plan, in the number and kind of shares covered by, and in the option price of outstanding NQSOs under this Directors' Option Plan shall be made if, and in the same manner as, such adjustments are made to NQSOs issued under the Company's then current incentive stock plan, and if there are no NQSOs issued and outstanding, then as determined by the Board of Directors.

4. ANNUAL GRANT OF NONQUALIFIED STOCK OPTIONS

     Each year on the first Friday following the Company's Annual Meeting of Stockholders, each individual elected, reelected or continuing as a Non-Employee Director shall automatically receive a NQSO covering 2,000 shares of Stock in the first year that the Non-Employee Director receives such a grant and 1,000 shares each subsequent year for a maximum of four (4) years. Notwithstanding the foregoing, if, on that first Friday, the General Counsel of the Company determines, in her/his sole discretion, that any executive officer or member of the Board of Directors of the Company is in possession of material, undisclosed information about the Company, then the annual grant of NQSOs to Non-Employee Directors shall be suspended until the second day after public dissemination of such information. If the Stock is not traded on the New York Stock Exchange on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter that the Stock is so traded.

5. OPTION EXERCISE PRICE

     The exercise price of the NQSOs granted under the Directors' Option Plan shall be the average of the high and low prices at which the Stock is traded on the date of the grant, or if the Stock is not traded on such date, then on the most recent date on which the Stock was traded, as quoted on the New York Stock Exchange on that date, rounding out such figure to the next higher multiple of 25 cents (unless the figure is already a multiple of 25 cents).

6. OPTION PERIOD

     A NQSO granted under this Directors' Option Plan shall become exercisable two (2) years after date of grant and shall expire ten (10) years after date of grant.

7. PAYMENT

     The NQSO price shall be paid in cash in U.S. dollars at the time the NQSO is exercised.

8. CESSATION OF SERVICE

     Upon cessation of service as a Non-Employee Director, other than for reasons of retirement, death or disability, only those NQSOs exercisable at the date of cessation of service shall continue to be exercisable by the Non-Employee Director. Such NQSOs must be exercised within sixty (60) days of cessation of service but in no event after the expiration of the ten (10) year period or they shall be forfeited.

9. RETIREMENT

     If a Non-Employee Director ceases to serve as a Non-Employee Director, as a result of a mandatory retirement pursuant to Board policy, all options granted hereunder shall become immediately exercisable, provided, however, that options granted less than twelve (12) months prior to such retirement shall not become exercisable until twelve (12) months and one (1) day following the date of grant. All such options may be exercised at any time and from time to time for a period ending on the earlier of (i) two (2) years following the date of the Non-Employee Director's retirement, or (ii) the expiration of the ten (10) year option term.

10. DEATH

     Upon death of a Non-Employee Director, all options granted hereunder to such Non-Employee Director shall become immediately exercisable, and the executors, administrators, or any person or persons to whom such NQSOs have been transferred by will or by the laws of descent and distribution, shall have the right at any time and from time to time to exercise such NQSOs for a period ending on the earlier of (i) two (2) years following the date of death of the Non-Employee Director, or (ii) the expiration of the ten (10) year option term.

11. DISABILITY

     Upon the disability of the Non-Employee Director, all NQSOs granted hereunder to such Non-Employee Director shall become immediately exercisable, and such NQSOs may be exercised at any time and from time to time by his or her guardian or legal representative for a period ending on the earlier of (i) two
(2) years from the date such disability occurred, or (ii) the expiration of the ten (10) year option term. Disability means the inability of the Non-Employee Director for reasons of illness or accident to perform the duties of his or her directorship for a period of three (3) months.

12. ADMINISTRATION, TERMINATION AND AMENDMENT OF THE DIRECTORS' OPTION PLAN

     This Directors' Option Plan shall be administered by the Board of Directors of the Company. This Directors' Option Plan may be terminated or amended by the Board of Directors as it deems advisable, provided however, that an amendment revising the price, date of exercisability, option period of, or amount of shares under a NQSO shall not be made more frequently than every six (6) months unless necessary to comply with the Internal Revenue Code of 1986, as amended, or with the Employee Retirement Income Security Act of 1974, as amended. No termination or amendment may revoke or alter in a manner unfavorable to the Non-Employee Director any NQSOs then outstanding, nor may the Board of Directors amend this Directors' Option Plan without stockholder approval where the absence of such approval would cause the Directors' Option Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any other requirement of applicable law or regulation.

13. NONTRANSFERABILITY

     No NQSO granted under this Directors' Option Plan is transferable other than by will or the laws of descent and distribution. During the Non-Employee Director's lifetime, a NQSO may only be exercised by the Non-Employee Director or the Non-Employee Director's guardian or legal representative.

14. EFFECTIVE DATE AND DURATION OF DIRECTORS' OPTION PLAN

     The Directors' Option Plan shall become effective on the first Friday following the Company's Annual Meeting of Stockholders at which the Directors' Option Plan is approved by the Stockholders. The Directors' Option Plan shall terminate on the first Friday following the fifth Annual Meeting of the Stockholders at which Directors are elected succeeding the Annual Meeting of the Stockholders at which the Directors' Option Plan was approved by stockholders, unless the Directors' Option Plan is extended or terminated at an earlier date by the Board of Directors in accordance with Section 12; provided, however, that the termination of the Directors' Option Plan shall have no effect upon NQSOs outstanding at the time of such termination.

15. LISTING AND REGISTRATION

     Each NQSO shall be subject to the requirement that if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the Stock subject to such NQSO upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such NQSO or the issue or purchase of share thereunder, no such NQSO may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board of Directors.

16. OPTION AGREEMENT

     Each NQSO granted hereunder shall be evidenced by an agreement between the grantee and the Company which shall contain terms and provisions consistent with the provisions of the Directors' Option Plan.

17. NO RIGHTS AS STOCKHOLDER

     Neither a Non-Employee Director nor a Non-Employee Director's legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any NQSO, in whole or in part, unless and until certificates for such shares shall have been issued.

18. GOVERNING LAW

     All questions pertaining to the construction, regulation, validity and effect of the provisions of the Directors' Option Plan shall be determined in accordance with the laws of the State of Connecticut other than the conflict of laws provisions of such laws.

                                                                       EXHIBIT B

                            FIRST BRANDS CORPORATION
                             ANNUAL INCENTIVE PLAN

SECTION 1. PURPOSE OF PLAN

     The purpose of the First Brands Corporation Annual Incentive Plan is to promote the success of First Brands Corporation by providing performance-based compensation for certain key employees.

SECTION 2. DEFINITIONS

     The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

          2.1. 'Administrator' means the person designated by the Committee to undertake certain administrative functions provided for in the Plan and as authorized by the Committee.

          2.2. 'Award' means the amount payable to a Participant under the Plan as determined under Section 4.

          2.3 'Award Payment Date' means the date that Awards are payable to participants in accordance with Section 5.1.

          2.4. 'Award Year' means the fiscal year of the Company with respect to which Awards are payable under the Plan.

          2.5. 'Board of Directors' means the Board of Directors of the Company.

          2.6. 'Code' means the Internal Revenue Code of 1986, as amended from time-to- time.

          2.7. 'Committee' means the Compensation Committee of the Board of Directors which shall administer the Plan in accordance with Section 3.

          2.8. 'Common Stock' means the common stock, $0.01 par value, of the Company.

          2.9. 'Company' means First Brands Corporation or any successor to it in ownership of all or substantially all of its assets.

          2.10. 'Continuing Director' means each individual who is a member of the Board of Directors on the date that this Plan was adopted by the Board of Directors (the 'Effective Date'), and each individual who becomes a member of the Board of Directors after the Effective Date without opposition from a majority of the then Continuing Directors; PROVIDED THAT, an individual shall not be a Continuing Director after he or she resigns as a member of the Board.

          2.11. 'Fair Market Value' means the average of the high and the low prices at which the Common Stock is traded on the date of the Award ('Payment Date'), as quoted on the New York Stock Exchange on that date or if the Common Stock is not traded on such date, on the then most recent date thereafter on which the Stock was traded.

          2.12. 'Management Participant' means a Participant determined by the Committee to be a Management Participant.

          2.13. 'Participant' means any person employed by one or more Participating Companies who is determined by the Committee (i) to be covered employee as defined in Section 162 (m) of the Code for the proceeding year (ii) likely to be such a covered employee for the Award Year.

          2.14. 'Participating Company' shall mean the Company, and any subsidiary or other affiliated entity (whether or not incorporated) which is designated by the Board of Directors to participate in the Plan.

          2.15. 'Plan' means the First Brands Corporation Annual Incentive Plan, as amended from time-to-time.

          2.16. 'Restricted Stock' means the restricted shares of Common Stock issued to participants pursuant to Section 6 of the Plan.

SECTION 3. ADMINISTRATION OF THE PLAN

     The Committee. The Plan shall be administered by the Committee whose members (i) are not eligible to participate in the Plan, (ii) are not employees of a Participating Company and (iii) are outside directors within the meaning of
Section 162(m) of the Code. The Committee shall consult with the Chief Executive Officer of the Company in determining the Employees who are to receive Awards under the Plan and the amount of such Awards and shall otherwise be responsible for the administration of the Plan. The Committee shall appoint an Administrator to undertake certain administrative functions provided for in the Plan and otherwise authorized by the Committee. The Committee also shall have full authority and discretion to construe and interpret the Plan and adopt rules and regulations governing administration of the Plan, and exercise the remaining duties and powers conferred on it by the Plan.

SECTION 4. PERFORMANCE GOALS

     The Committee shall adopt objective performance goals for an Award Year which shall be based upon the Company's operating income or such other financial criteria as the Committee shall determine. The Committee may then establish an Award schedule based upon achievement during the Award Year of such performance goals. The Award schedule and performance goals shall be approved by the Committee prior to or after the start of the Award Year, except that the Award schedule and performance goals may not be approved after the start of the Award Year unless the Awards made pursuant there to would be deductible by the Corporation under Section 162(m) of the Code.

SECTION 5. ELECTIONS AS TO AWARDS

     5.1. Awards. Except as provided in Section 5.2, Awards granted under the Plan shall be paid to Participants as promptly as practicable after the close of the Award Year. Any such distribution shall be in cash or, as provided in
Section 5.2, shares of Restricted Stock.

     5.2. A Management Participant may elect to forego all or any part of the cash bonus (if any) which he or she would otherwise receive under the Plan for an Award Year and to receive shares of Restricted Stock in lieu thereof having a Fair Market Value equal to one hundred twenty five percent (125%) of the amount of the Management Participant's bonus Award for that Award Year that he or she elects to receive in Restricted Stock. The election must be made at least six months prior to the Award Payment Date and in accordance with forms prescribed by the Administrator. An election shall be irrevocable, except that if a Management Participant's employment ends after the date of his or her election and before the subsequent Award Payment Date, any election which he or she may have made pursuant to this Section 5.2 shall be void and of no effect. If an election form is not properly completed and returned to the Administrator before the date by which an election is required, the Participant will be deemed to have elected not to receive Restricted Stock with respect to that Award Year.

SECTION 6. RESTRICTED STOCK AWARDS

     6.1. A Management Participant who timely elects to receive Restricted Stock with respect to an Award Year shall be credited with the number of whole shares of Restricted Stock having a Fair Market Value as of the Award Payment Date equal to one hundred twenty-five percent (125%) of the amount of the cash bonus which he elected to forego. The balance of his Award shall be paid in cash on the Award Payment Date. Each such crediting of Restricted Stock shall be reflected in a written Restricted Stock Agreement between the Management Participant and the Company.

     6.2 Shares Available. The number of shares of Restricted Stock available for Award under this Plan is 100,000 shares of Restricted Stock, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

     6.3 Recapitalization Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the aggregate number of shares of Restricted Stock available for issuance under this Plan shall be as though the shares of Restricted Stock had been outstanding prior to any of the above-described adjustments. In the event that the Company shall issue additional shares of Stock for cash or other good consideration, there shall be no adjustment in the number of shares of Restricted Stock available for Award pursuant to this Plan.

     6.4. Transferability of Restricted Stock. Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until after the second anniversary of the Award Date as of which such shares are credited to the Participant in accordance with Section 6.1. Such two-year period is referred to herein as the 'Period of Restriction.'

     6.5. Other Restrictions. The Committee shall impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem necessary or advisable under applicable Federal or state securities law. In order to insure compliance with the limitations of Section 6.4, the Administrator shall reflect the grant of shares of Restricted Stock as an entry in books maintained for such purpose, and certificates for shares of Restricted Stock shall bear a legend describing the restrictions on transferability. The Participant may designate, on forms provided for the purpose by the Administrator, one or more beneficiaries to receive any shares of Restricted Stock distributable under this Plan after the death of the Participant.

     6.6. Voting Rights. Each Participant to whom shares of Restricted Stock are awarded pursuant to the Plan shall be entitled to exercise full voting rights with respect to those shares.

     6.7. Dividends and Other Distributions. During the Period of Restriction, each Participant to whom shares of Restricted Stock are awarded pursuant to the Plan shall be entitled to receive all dividends and other distributions paid with respect to those shares. If any such dividends or distributions are paid in shares of Common Stock, such shares shall be subject to the same restrictions (such as limitations on transferability) as the shares of Restricted Stock with respect to which they were paid, and shall be held as Restricted Stock under the same terms and conditions as the Restricted Stock with respect to which such stock dividends are issued.

     6.8. Termination of Employment. If the Participant's employment with the Company is terminated prior to the end of the Period of Restriction for any reason including death, retirement, disability or voluntary or involuntary termination or resignation, the Restricted Stock shall remain subject to the applicable restrictions for the Period of Restriction and, except as may otherwise be provided pursuant to Section 6.5, the shares of Restricted Stock shall thereafter be free of restrictions and freely transferable.

     6.9. Removal of Restrictions. Except as otherwise provided in this Section and by the Federal and state securities laws, shares of Restricted Stock granted under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction applicable to such shares.

SECTION 7. MISCELLANEOUS

     7.1.  No Right  of Continued Employment.  Neither the  establishment of the
Plan nor the payment of any benefits hereunder nor any action of any Participating Company or of the Board of Directors or of the Committee or the Administrator, shall be held or construed to confer upon any person any legal right to be continued in the employ of a Participating Company and each Participating Company expressly reserves the right to discharge a Participant whenever the interest of any such company in its sole discretion may so require without liability on the part of such Participating Company, the Board of Directors or the Committee or the Administrator, except as to any rights which may be expressly conferred upon such Participant under the Plan.

     7.2. Discretion of Company, Board of Directors, Committee and Administrator. Any decision made or action taken by the Company, the Board of Directors or by the Committee or the Administrator arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall lie within the absolute discretion of the Company, the Board of Directors, the Committee or the Administrator, as the case may be, and shall be conclusive and binding upon all persons.

     7.3. Absence of Liability. No member of the Board of Directors or of the Committee or the Administrator, or officer of any Participating Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving his bad faith, for anything done or omitted to be done by himself or herself.

     7.4. Inalienability of Benefits and Interests. (a) Except as expressly provided by the Committee and in subsection (b) hereof, no benefit payable under or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant, former Participant or beneficiary.

     (b) The provisions of subsection (a) hereof shall not apply to an assignment of a payment due after the death of the Participant by the deceased Participant's legal representative or beneficiary if such assignment is made for the purposes of settling the affairs of such deceased Participant.

     7.5.  Connecticut  Law   to  Govern.  All   questions  pertaining  to   the
construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Connecticut, other than the conflict of law provisions.

     7.6. Cancellation of Awards. (a) Prior to the occurrence of a Change in Control, but not thereafter, the Committee may, in its sole discretion and with or without cause, cancel any Award in whole or in part. Such cancellation shall be effective as of the date specified by the Committee.

     (b) For purposes of Section 7.6, a 'Change of Control' shall be deemed to have occurred if:

          (i) Any 'person' (as such term is used in Section 13 (d) and 14 (d) of the Securities Exchange Act of 1934), other than the Company, is or becomes the 'beneficial owner' (as defined in Rule 13d 3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company which represent thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, without the prior written consent of a majority of the Continuing Directors;

          (ii) The Continuing Directors cease to comprise a majority of the Board;

          (iii) The Shareholders of the Company approve a sale of substantially all or all of the assets of the Company; or

          (iv) The Company is not the surviving and parent corporation as a result of any merger or consolidation to which it is a party, not including, however, a merger solely to effect a change in the state of incorporation.

     (c) Prior to payment of any Award, the Committee may, in its sole discretion, in cases involving a serious breach of conduct by a Participant or former Participant, or activity of a former Participant in competition with the business of a Participating Company, cancel any Award, in whole or in part. Such cancellation shall be effective as of the date specified by the Committee. The determination of whether a Participant or former Participant has engaged in a serious breach of conduct or activity in competition with the business of a Participating Company shall be determined by the Committee in good faith and in its sole discretion.

SECTION 8. AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

     (a) The Board of Directors may from time-to-time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate any or all of the provisions of the Plan except that without the consent of the Participant no amendment, suspension or termination of the Plan shall adversely affect the rights of any Participant with respect to Awards previously made to such Participant.

     (b) The Plan may also be amended by the Committee provided such amendment does not materially change the underlying policy reflected by, or the level of benefits provided by, the Plan.

     (c) Notwithstanding subsections (a) and (b), above, no amendment may be effective without Stockholder approval if such Stockholder approval is necessary to comply with the applicable rules of Section 162(m) of the Code or the absence of such approval would cause the Plan to fail to comply with Rule 16 b-3 under the Securities Exchange Act of 1934 or any other requirement of applicable law or regulation.

[Logo]

                                 APPENDIX 1
                                 PROXY CARD


PROXY
                            FIRST BRANDS CORPORATION
                            83 WOOSTER HEIGHTS ROAD
                             DANBURY, CT 06813-1911

[LOGO]

           ANNUAL MEETING OF STOCKHOLDERS -- FRIDAY, OCTOBER 27, 1995 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints ALFRED E. DUDLEY and JOSEPH B. FUREY, and each of them, with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Danbury Hilton Hotel, 18 Old Ridgebury Road, Danbury, Connecticut on Friday, October 27, 1995 at 10:00 a.m., local time and at any adjournment thereof, and to vote the shares of common stock the undersigned would be entitled to vote if personally present, as indicated below and on the reverse side hereof.

     THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW, FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR FISCAL 1996, FOR THE RATIFICATION OF THE DIRECTOR STOCK OPTION PLAN, FOR THE RATIFICATION OF THE USE OF COMPANY STOCK AS AN ALTERNATIVE IN THE ANNUAL INCENTIVE PLAN AND AT THE DISCRETION OF THE PROXY UPON SUCH OTHER BUSINESS, IF ANY, AS MAY BE PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK BOXES [*] OR [x] IN BLUE OR BLACK INK.

1. ELECTION OF DIRECTORS                FOR all nominees listed below (except as   WITHHOLD AUTHORITY to vote for all
                                        indicated to the contrary below) [ ]       nominees listed below [ ]

                     Gary E. Gardner, Denis Newman, Ervin R. Shames

                                  (Continued and to be signed on the other side)

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

- --------------------------------------------------------------------------------

2. Proposal to ratify the selection of KPMG Peat        3. Proposal to ratify the adoption of a Non-
   Marwick LLP as independent auditors for the             Employee Director Stock Option Plan.
   fiscal year 1996.
        FOR       AGAINST      ABSTAIN                         FOR      AGAINST     ABSTAIN
       [   ]       [  ]         [  ]                           [ ]         [ ]        [ ]
4. Proposal to ratify the use of company stock as an
   alternative in the Annual Incentive Plan for
   Senior Management.
        FOR       AGAINST      ABSTAIN
       [   ]       [  ]         [  ]


If no direction is made, this proxy will be voted for Proposals 1, 2, 3, and 4.
                                                         Please  sign exactly as
                                                         name   appears   below.
                                                         When shares are held by
                                                         joint   tenants,   both
                                                         should sign. When
                                                         signing as attorney, as
                                                         executor,
                                                         administrator,  trustee
                                                         or   guardian,   please
                                                         give  full   title   as
                                                         such. If a corporation,
                                                         please   sign  in  full
                                                         corporate name by
                                                         President   or    other
                                                         authorized  officer. If
                                                         a  partnership,  please
                                                         sign   in   partnership
                                                         name   by    authorized
                                                         person.

                                                         Dated:..........., 1995

                                                         .......................
                                                                Signature

                                                         .......................
                                                            Signature if held
                                                                 jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.